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                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements (Forms S-8 Nos. 333-75359, 333-69713, and 333-69715) of Delco Remy International, Inc.
pertaining to the 1997 Stock-Based Incentive Compensation Plan and 1997 Non-Qualified Stock Option Plan for Non-Employees Directors, the Delco Remy America Personal Savings Plan for Hourly-Rate Employees in the United States of Delco Remy International, Inc., and the Delco Remy International 401(k) Retirement and Savings Plan of Delco Remy International, Inc. of our reports dated February 13, 1999 and August 27, 1999 with respect to the financial statements of Remy Korea, Ltd. as of and for the years ended December 31, 1998 and 1997, and as of December 31, 1996 and for the period from September 9, 1996 to December 31, 1996 prepared in conformity with accounting principles generally accepted in the Republic of Korea included in this Annual Report (Form 10-K) for the year ended July 31, 1999.


                                                            /s/ Young Wha


Seoul, Korea
October 1, 1999